Exhibit 10.20

AEGION CORPORATION

Management Annual Incentive Plan

Corporate employees

This Management Annual Incentive Plan (the “Plan”) of Aegion Corporation (the “Company”) is effective as of the 1st day of January 2020.

A.           Plan Purpose

The purpose of this Plan is to enhance business performance by motivating and rewarding executive and management employees for the achievement of incentive goals structured to achieve desired corporate results.

B.          Eligible Employees

A committee comprised of the Company’s Chief Executive Officer, General Counsel, Chief Financial Officer and Senior Vice President – Human Resources (together, the “Plan Committee”), shall designate the employees of the Company and its subsidiaries who are to be participants (the “Participants”) in the Plan for the applicable fiscal year, which, in this case, is January 1, 2020 through December 31, 2020 (the “Plan Year”).

Except where prohibited by law, as a condition to participation in the Plan and the receipt of any payment hereunder, Participants shall be required to sign any (i) confidentiality, non-solicitation and/or non-competition agreement, (ii) acknowledgement of the Company’s right to recoup any incentive compensation and/or (iii) acknowledgment of and agreement to comply with the Company’s Code of Conduct, each as may be required by the Company and enforceable under applicable law. Certain Participants who are employees of a business unit may participate in both this Plan and the plan for business unit employees, with a total award based in part on performance in this Plan and in part on performance under the plan for business unit employees.

To be eligible for payment under the Plan, an employee must be a current employee in good standing at the time of payout, which includes, but is not limited to, completing the Company’s annual compliance training requirements within the time period provided for completion. In addition, to be eligible for payment under the Plan a Participant must:

●	have up to date performance reviews (for the Participant and the Participant’s direct reports) completed by February 28, 2020;

●	have individual personal objectives in place and approved by March 31, 2020 for each of the Participant’s direct reports, as well as the Participant; and

●	(for eligibility for the Non-Financial Goal only) have at least three of his/her personal objectives certified as 100% complete by their supervisor no later than January 21st of the year following the Plan Year.

The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.

C.          Participant Incentive Award Goals

The Plan Committee shall establish an incentive award goal (a “Goal”) for each Participant that shall be expressed as a percentage of such Participant’s “Plan eligible earnings”. For Participants working in the United States and Canada, “Plan eligible earnings” is defined as actual base pay and holiday pay earnings plus paid time off used by the Participant during the period in which the Participant was eligible for a payout under the Plan. For all other Participants outside of the United States and Canada, “Plan eligible earnings” is defined as the Participant’s salary as of June 30, 2020 (for 1H2020 payout) and December 31, 2020 (for 2H2020 and Annual payouts), prorated by the number of days the Participant was actively employed during the period in which the Participant was eligible for a payout under the Plan, less any period of time the Participant was on a leave of absence greater than 30 days. Participant Goals shall be reviewed and approved by the Plan Committee on an annual basis. The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) shall approve Goals and Bookings Targets (as defined below), if applicable, of all executive officers of the Company.

D.          Funding and Award Summary

Each Participant’s Goal shall be measured and achieved through two separately weighted elements: (a) a Financial Goal weighted at 75% of the overall Goal; and (b) a Non-Financial Goal weighted at 25% of the overall Goal.

Financial Goal: 75% of each Goal under the Plan (the “Financial Goal”) shall be based upon total Company performance for the Plan Year or portion of Plan Year, as applicable for the biannual awards described in Section H of this Plan (the “Biannual Awards”),1 subject to the discretion of the Compensation Committee based upon other subjective performance factors. Total Company performance shall be measured based on the actual consolidated Company EBT (as defined below) achieved (“Actual EBT”) as compared against the targeted consolidated Company EBT (“EBT Target”) for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual EBT Targets”), each as approved by the Compensation Committee. However, with respect to only Participants who have, as a primary job function, the oversight of sales (e.g., “Chief Sales Officer”), 50% of the Financial Goal shall be measured based on the actual consolidated Company Bookings (as defined below) achieved for the Plan Year (“Actual Bookings”) as compared against the target Bookings (“Bookings Target”) for the Plan Year, or portion of Plan Year, as applicable for the Biannual Awards (“Biannual Bookings Targets”), as approved by the Company’s Chief Executive Officer, and the remaining 50% of the Financial Goal shall be based on Actual EBT.

Non-Financial Goal: 25% of each Goal under the Plan shall be based upon the achievement of at least three of four individual personal objectives for the Plan Year (the “Non-Financial Goal”). A Participant’s individual personal objectives for the Plan Year shall be approved by the Participant’s direct supervisor no later than March 31, 2020; however, a Participant and his/her direct supervisor may jointly modify a Participant’s objectives during the Plan Year if circumstances warrant. A Participant’s achievement of such objectives shall be determined by the Participant’s direct supervisor, with the supervisor’s certification of the completion of at least three objectives no later than January 21, 2021. A Participant’s achievement of at least three of their personal objectives shall entitle them to a 25% payout of his/her Goal. Failure to achieve at least three personal objectives will result in zero payout of the Non-Financial Goal. The Non-Financial Goal is an “all or nothing” pay-out goal. A Participant will be eligible for full payment of the Non-Financial Goal regardless of whether the Annual EBT Target is achieved. The Company’s failure to achieve at least 100% of the Annual EBT Target shall not impact the funding or payment of the Non-Financial Goal.

E.          EBT and Bookings

For purposes of this Plan, “EBT” shall be defined as “income before taxes on income and before extraordinary items less income/(loss) before taxes of non-controlling interests” of the Company for the Plan Year, which shall mean the consolidated income before taxes on income and less income/(loss) before taxes of non-controlling interests of the Company during the fiscal year, as determined by the Plan Committee in conformity with accounting principles generally accepted in the United States of America and contained in financial statements that are subject to an audit report of the Company’s independent public accounting firm, but excluding:

(i)	operating results and/or losses associated with the write-down of assets of a subsidiary, business unit or division that has been designated by the Board of Directors as a discontinued business operation or to be liquidated;

(ii)	gains or losses on the sale of any subsidiary, business unit or division, or the assets or business thereof;

1 All references to the Plan Year include applicable portions of the Plan Year, as they apply to the Biannual Awards described in Section H of this Plan.

(iii)	gains or losses from the disposition of material capital assets (other than in a transaction described in subsection (ii)) or the refinancing of indebtedness, including, among other things, any make-whole payments and prepayment fees;

(iv)	losses associated with the write-down of goodwill or other intangible assets of the Company due to the determination under applicable accounting standards that the assets have been impaired;

(v)	gains or losses from material property casualty occurrences or condemnation awards, taking into account the proceeds paid by insurance companies and other third parties in connection with the casualty or condemnation;

(vi)	any income statement effect resulting from a change in tax laws, accounting principles (including, without limitation, generally accepted accounting principles), regulations, or other laws regulations affecting reported results, except, in each case, to the extent the effect of such a change is already reflected in the target EBT amount;

(vii)	reorganization or restructuring charges and acquisition or divestiture-related transaction expenses and costs;

(viii)	any gains or losses from unusual nonrecurring or extraordinary items;

(ix)	operating results of any entity or business disposed of during the Plan Year, except to the extent such entity or business was not included in the Company’s operating business plan for the Plan Year;

(x)	any gain or loss resulting from currency fluctuations or translations as set forth in the Aegion Corporation Foreign Exchange Rate Policy for Annual Incentive Plan and Long-Term Incentive Plan;

(xi)	any amounts needed to fund increases for Participant payouts (Company and Business Units) arising out the Revenue Growth Multiplier for Annual Awards – such amounts will be added back for purposes of calculating EBT;

(xii)	any material income or loss item the realization of which is not directly attributable to the actions of current senior management of the Company; and

(xiii)	the income taxes (benefits) of any of the above-designated gains or losses.

For purposes of this Plan, “Bookings” shall be defined as either (i) actual consolidated orders booked by the Company for the Plan Year (reduced by any previously recorded orders that were cancelled during the Plan Year), or (ii) actual consolidated gross profit for actual consolidated orders booked by the Company for the Plan Year (reduced by the actual gross profit associated with any previously recorded orders that were canceled during the Plan Year), each of which shall be calculated and determined by the Company’s Chief Financial Officer in a manner consistent with how the Company records and reports hard backlog.

The Compensation Committee shall have final authority with respect to any determination by the Plan Committee regarding the definition of “EBT” and “Bookings” and, in exercising such authority, may consult with the Company’s independent auditor and/or Audit Committee as it deems necessary and advisable.

F.          Consolidated Company Financial Performance Pool Funding

The Financial Goal portion of the Plan shall be funded based on the EBT performance and Bookings performance of the Company as a whole (such funding pool shall be referred to as the “Consolidated Company Financial Performance Pool”). At the outset of each Plan Year, the Compensation Committee shall determine (i) the EBT Target for the Plan Year; (ii) with respect to Sales Participants who are executive officers, if applicable, the Bookings Target for the Plan Year; and (iii) the target funding amount (the “Company Target Funding Amount”) based on both the EBT Target and the Bookings Target for the Consolidated Company Financial Performance Pool. The actual amount funded to the Consolidated Company Financial Performance Pool shall be determined upon calculation of Actual EBT and Actual Bookings after the end of the Plan Year, subject to any adjustments required pursuant to Section E hereof.

1.	If Actual EBT equals the EBT Target, the portion of the Consolidated Company Financial Performance Pool related to EBT shall be equal to the portion Company Target Funding Amount related to EBT, subject to the additional terms specified in Exhibit A.

2.	If Actual EBT exceeds or falls below the EBT Target, the portion of Consolidated Company Financial Performance Pool related to EBT shall be determined in accordance with the chart in Exhibit A (using interpolation for Actual EBT levels as specified therein), and subject to the additional terms specified therein.

3.	If Actual EBT is less than the threshold percentage of the EBT Target specified in the chart in Exhibit A, the maximum amount funded to the Consolidated Company Financial Performance Pool shall be equal to $500,000; provided, however, that (i) such amount shall only be awarded to individual Participants for extraordinary performance, as determined by the Company’s Chief Executive Officer in his sole discretion (subject to the review and approval by the Compensation Committee of any awards to executive officers of the Company); (ii) such amount shall be reduced such that any funding under this paragraph and the similar mechanism in Section F(13) of the Management Annual Incentive Plan for Business Unit Employees shall together not exceed $500,000.

4.	If Actual Bookings equals the Bookings Target, the portion of the Consolidated Company Financial Performance Pool related to Bookings shall be equal to the portion of Company Target Funding Amount related to Bookings, subject to the additional terms specified in Exhibit B.

5.	If Actual Bookings exceeds or falls below the Bookings Target, the portion of the Consolidated Company Financial Performance Pool related to Bookings shall be determined in accordance with the chart in Exhibit B (using interpolation for Actual Bookings levels as specified therein), and subject to the additional terms specified therein.

6.	If Actual Bookings are less than the threshold percentage of the Bookings Target (after the threshold percentage has been determined by the Chief Executive Officer in his sole discretion, per Exhibit B), the amount funded to the Consolidated Company Financial Performance Pool shall be equal to $0.

The maximum funding amount for the Consolidated Company Financial Performance Pool shall be 200% of the Company Target Funding Amount. In all events, the Compensation Committee, subject to any required approval of the Board of Directors, shall have the ability and authority to increase or decrease the amount of the Consolidated Company Financial Performance Pool calculated in accordance with the provisions of this Plan to reflect any extraordinary or unforeseen events or occurrences during the Plan Year.

G.          Consolidated Company Financial Performance Bonus Pool Awards

The Consolidated Company Financial Performance Pool shall be awarded to Participants subject to available pool funding. Except as otherwise provided in Section L below, a Participant must be an employee in good standing at the time the award is paid. The Company has the right, in its sole discretion, to determine whether an employee is in good standing and/or otherwise eligible for a Plan award.

H.          Award Opportunities for Non-Sales Participants

Each non-sales Participant has the following opportunities to be paid an Award:

1.     1H2020 Award

If the Company achieves the 1H2020 EBT Target in the first half of the Plan Year, each non-Sales Participant shall be eligible to receive an Award of up to one-third of his/her Financial Goal (“1H2020 Award”). The following Participants are not eligible for a 1H2020:

●    Participants who are Section 16 Officers of the Company on June 30, 2020

2.    2H2020 Award

If the Company achieves the 2H2020 EBT Target in the second half of the Plan Year, each non-Sales Participant shall be eligible to receive an Award of up to one-third of his/her Financial Goal (“2H2020 Award”), subject to the payout offsets described in Section J. The following Participants are not eligible for a 2H2020 Award:

●    Participants who are Section 16 Officers of the Company on December 31, 2020

3.   Annual Award

If a non-sales Participant achieves his/her individual personal objectives tied to the Non-Financial Goal for the Plan Year (as required under Section D herein), as determined by Participant’s direct supervisor, the Participant will receive 25% of his/her Goal (“Personal Objectives Award”). A Participant will be eligible for a Personal Objective Award regardless of whether the Annual EBT Target is achieved.

If the Company achieves its EBT threshold for the Plan Year, each non-Sales Participant shall be eligible to receive an Annual Award of up to 200% of his/her Financial Goal (“Annual Award”), less the amount of any 1H2020 Award and/or 2H2020 Award paid to the Participant and subject to the payout offsets described in Section J. The payout scale shall be as follows:

●	If actual EBT is less than 75% of the EBT Target, the Consolidated Company Financial Performance Pool shall not be funded (subject to Section F (3)).
●	If Actual EBT is at least 75% of the EBT Target but less than 100% of EBT Target, each Participant shall be eligible to receive a minimum of 50% of his/her Financial Goal.
●	If Actual EBT is at least 100% of the EBT Target but less than 110% of EBT Target, each Participant shall be eligible to receive a minimum of 100% of his/her Financial Goal.
●	If Actual EBT is at least 110% of the EBT Target but less than 120% of EBT Target, each Participant shall be eligible to receive a minimum of 150% of his/her Financial Goal.
●	If Actual EBT is at least 120% of the EBT Target, each Participant shall be eligible to receive 200% of his/her Financial Goal.
●	To the extent the Company’s actual EBT is greater than or equal to 75% of Target EBT but less than 100% of Target EBT, or greater than or equal to 100% of Target EBT but less than 110% of Target EBT, or greater than or equal to 110% of Target EBT but less than 120% of Target EBT, the payout level shall be calculated based on a straight-line, sliding scale using the performance levels (75% and 100% in the first instance, 100% and 110% in the second instance, and 110% and 120% in the third instance) between which the Company’s actual performance falls as the end points for this calculation.

I.           Award Opportunities for Chief Sales Officer

If specifically and separately designated in writing by the Chief Executive Officer as eligible for an AIP award in 2020, the Chief Sales Officer (or equivalent position as determined by the Chief Executive Officer) has the opportunity to be paid an Annual Award, as follows:

●	25% of the target payout is tied to a Non-Financial Goal, as set forth herein.

●	75% of the target payout is tied to a Financial Sales Goal, defined as follows:

o	50% of the target payout for each Sales Participant tied to a Financial Sales Goal shall be based on EBT, as described in Section H, and as set forth in the payout scale in Exhibit A (the “EBT Sales Goal”).

o	50% of the target payout tied to a Financial Sales Goal shall be based on Bookings, as set forth in the payout scale in Exhibit B, and in accordance with the following parameters (the “Bookings Sales Goal”):

■	If Actual Bookings are less than 95% of the Bookings Target (at 100%), the Bookings Sales Goal shall not be funded with respect to Bookings.

■	The Target Payout percentage for the threshold Bookings Target for the Chief Sales Officer with Bookings Goals also shall be equal to the average of the percentage of Target Payout for each of the three Senior Vice Presidents of Sales, or as otherwise designated, for the Company’s three platforms.

■	To the extent the Company’s Actual Bookings are greater than the threshold Bookings Target but less than 100% of Bookings Target, or greater than 100% of the Bookings Target but less than the maximum Bookings Target, the payout level of the Bookings Sales Goal shall be calculated based on a straight-line, sliding scale using the performance levels (threshold and target, on the one hand, and target and maximum, on the other hand) between which the Company’s Actual Bookings performance falls as the end points for this calculation.

J.          Payout Offsets for 2H2020 and Annual Awards

For 2H2020 and Annual Awards, once performance criteria have been met and a Target Payout has been calculated per the tables above, Financial Goal payouts may be reduced subject to one or more of the following offsets:

●	Payouts shall be reduced by 15% if the Company fails to achieve its Company consolidated DSO target for 2020.

●	Payout shall be reduced by 15% if the Company fails to achieve its Company consolidated Total Recordable Incident Rate (“TRIR”) goal for 2020.

●	Annual Awards shall be offset by amounts paid for 1H2020 and 2H2020 Awards. In the event that a Participant receives a 1H2020 and/or 2H2020 Award, but is not eligible for an Annual Award due to failure to meet the Annual EBT threshold, the Participant will not be required to pay back the 1H2020 and/or 2H2020 Award or any portion thereof.

K. Revenue Growth Multiplier for Annual Awards

For Annual Awards, once performance criteria have been met and a Target Payout of the Financial Goal has been calculated per the tables above (including additional deducts referenced in Section J), Financial Goal payouts shall be increased or decreased depending upon whether the Company’s consolidated 2020 revenues of all business units (excluding Corrpro U.S. and the Middle East Offhore ACS business) (a) exceeds the revenue growth budgeted for those business units (an increase); or (b) fails to achieve at least a 3% increase of year over year revenue growth (calculated excluding Corrpro U.S. and the Middle East ACS business) (a decrease).

The Financial Goal payout shall be increased 10% for each Participant if the Company’s consolidated 2020 revenues of all business units (excluding Corrpro U.S. and the Middle East Offshore ACS business) exceeds the consolidated revenue growth budgeted for those business units.

The Financial Goal payout shall be decreased 10% for each Participant if the Company’s consolidated 2020 revenues of all business units (excluding Corrpro U.S. and the Middle East Offshore ACS business) fails to increase by at least 3% year over year.

If achieved, the increase or decrease applied shall be a flat 10%, with no sliding scale.

This revenue multiplier (increase and decrease) shall not apply to any Participant who is subject to a Sales or Bookings plan.

L.          Timing of Awards; Allocation of Unearned Awards; Maximum Award Amount

Awards shall be paid as follows:

1.   1H2020 Awards shall be paid by September 15 of the Plan Year.

2.   2H2020 Awards shall be paid by March 15 of the succeeding Plan Year.

3.   Annual Awards shall be paid by March 15 of the succeeding Plan Year.

Except as otherwise provided below, or under special circumstances as determined by the Plan Committee, the Chief Executive Officer and/or the Compensation Committee, and where allowed by law, Participants who are not employed on the payment date shall not be eligible to receive any payment.

Regardless of the date when a Participant accepts a position that is eligible for AIP, whether by new hire or promotion, a Participant is immediately eligible for a 1H2020, 2H2020 and Annual Award, as applicable. A Participant’s payout under all scenarios shall be calculated based upon the Participant’s Plan eligible earnings for the period in the Plan Year in which they were eligible for an AIP payout.

If a Participant changes to another Management Annual Incentive Plan during the Plan Year, the Participant’s potential 1H2020, 2H2020 and/or Annual Award payouts will be calculated based upon the performance of the business unit the Participant was in on June 30, 2020 (1H2020 payout) and December 31, 2020 (2H2020 and Annual Award payouts).

A Participant who Retires (as defined below) during a Plan Year (or before an amount for a Plan Year becomes payable) shall not be eligible to receive any portion of the Non-Financial Goal, and shall be eligible to receive an award for the Financial Goal prorated for the amount of time the Participant was employed as a Participant during such Plan Year (based on the number of days of employment out of 365). For these purposes, “Retires” means that the Participant voluntarily terminates his or her employment by written notice to the Company during the Plan Year after (i) attaining the age of 55 and completing at least 10 years of service for the Company; (ii) attaining the age of 60 and completing at least five years of service for the Company; or (iii) attaining the age of 65. A Participant who Retires between January 1, 2020 and the 1H2020 Award payout date (as set forth in Section L) will not be eligible to receive a 1H2020 Award or 2H2020 Award. A Participant who Retires between July 1, 2020 and the 2H2020 payout date (as set forth in Section L) will not be eligible to receive a 2H2020 Award.

The Beneficiary (as defined below) of a Participant who dies during a Plan Year shall not be eligible to receive any portion of the Non-Financial Goal, and shall be eligible to receive an award for the Financial Goal prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her death (based on the number of days of employment out of 365). The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance). Payment shall be made within 30 days of the date of death. For these purposes, “Beneficiary” means the Participant’s surviving spouse and, if the Participant leaves no surviving spouse, the Participant’s estate. Beneficiaries of Participant who dies between January 1, 2020 and the 1H2020 Award payout date (as set forth in Section L) will not be eligible to receive a 1H2020 Award or 2H2020 Award. Beneficiaries of Participant who dies between July 1, 2020 and the 2H2020 payout date (as set forth in Section L) will not be eligible to receive a 2H2020 Award.

A Participant who incurs a Disability (as defined below) during a Plan Year shall not be eligible to receive any portion of the Non-Financial Goal, and shall be eligible to receive an award for the Financial Goal prorated for the amount of time the individual was a Participant during such Plan Year prior to his or her Disability (based on the number of days of active employment out of 365). The amount of such award shall be based on the Participant’s annualized base salary and the target award level (i.e., without regard to actual performance). Payment shall be made within 30 days of the date of the Disability. For these purposes, “Disability” means that the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company. A Participant who incurs a Disability between January 1, 2020 and the 1H2020 Award payout date (as set forth in Section L) will not be eligible to receive a 1H2020 Award or 2H2020 Award. A Participant who incurs a Disability between July 1, 2020 and the 2H2020 payout date (as set forth in Section L) will not be eligible to receive a 2H2020 Award.

In the event of a Change in Control (as defined below), outstanding awards shall become payable, based on the annualized base salary of each Participant, prorated based on the days in the Plan Year prior to the Change in Control, using the greater of the actual performance at the date of the Change in Control or the target award level. Payment shall be made within 30 days of the date of the Change in Control and will be offset by payments made for 1H2020 and/or 2H2020 Awards. For these purposes, a “Change in Control” shall mean (i) the acquisition by one person, or more than one person acting as a group, in a transaction or series of related transactions, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 30% of the total fair market value or total voting power of the stock of the Company; and/or (ii) a majority of the members of the Company’s Board of Directors is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election; and/or (iii) the consummation of a merger or consolidation of the Company other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; and/or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is a consummated sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

For purposes hereof, “person” shall mean any person, entity or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except that such term shall not include (i) the Company or any of its affiliates; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportion as their ownership of stock of the Company, or (v) a person or group as used in Rule 13d-1(b) under the Exchange Act.

Persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Any accrued bonus amount attributable to (i) employees who are not in good standing at the time of payout or (ii) employees who are no longer eligible to receive bonus awards due to their employment ending prior to the bonus award payment date, shall be reallocated to other eligible bonus awards.

The maximum Award payable under this Plan (inclusive of any revenue multiplier) to any Participant shall be 200% of such Participant’s Goal.

M.          Salary & Eligibility Percentage Measurement

Payouts for 1H2020 Awards shall be based upon:

●	a Participant’s Plan eligible earnings during the 1H2020 period in which the Participant was eligible for AIP; and

●	the Participant’s AIP Goal (%) that exists on June 30, 2020.

Payouts for 2H2020 Awards and Annual Awards shall be based upon:

●	a Participant’s Plan eligible earnings during the 2H2020 period in which the Participant was eligible for AIP; and

●	the Participant’s AIP Goal (5) that exists on December 31, 2020.

N.          Nature of Plan

This Plan is a statement of intent and is not a contract. This Plan constitutes a discretionary bonus plan and is not a guarantee of employment, and each Participant’s employment with the Company remains “at will” to the maximum extent permitted by applicable law. This Plan may be modified, suspended or terminated at any time during the Plan Year, and all awards are at the discretion of the Company’s Board of Directors or the Compensation Committee until the end of the Plan Year, when the bonus pool will become unconditionally funded based on the criteria set forth in this Plan document. This Plan may be changed during a Plan Year without any obligation of the Company to pay for the elapsed part of the Plan Year in the manner described in the Plan. The decisions of Company management, the Plan Committee, the Board of Directors and/or the Compensation Committee in administering and interpreting the Plan are final and binding on all persons.